Exhibit 99.1

CytomX Therapeutics Reports Second Quarter 2023 Financial Results and Provides Business Update

- CX-904 (EGFRxCD3) initial Phase 1 dose escalation data anticipated first half of 2024 -

- IND filings for CX-2051 (EpCAM-directed ADC) and CX-801 (Interferon alpha-2b) anticipated in the fourth quarter of 2023 -

- Management to hold conference call today at 5 p.m. EDT / 2 p.m. PDT -

SOUTH SAN FRANCISCO, Calif., August 8, 2023 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated, localized biologics, today reported second quarter 2023 financial results and provided a business update.

“In recent months, we have continued to advance our innovative Probody® Therapeutic pipeline, while making significant progress with our partners across a wide range of programs and therapeutic modalities,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX Therapeutics. “With a recent strategic financing completed with long-term CytomX shareholder, BVF Partners, we have strengthened our financial position and extended our cash runway into the second half of 2025.”

Continued Dr. McCarthy, “During Q2 we also further strengthened our management team with the addition of Dr. Wayne Chu as Chief Medical Officer and the advancement of Dawn Benson to Senior Vice President of Quality and Product Manufacturing. Wayne’s extensive experience in oncology drug development across multiple therapeutic formats will be invaluable as we optimize our clinical development strategy and execution across our broad pipeline. Dawn’s contributions to CytomX during her tenure to date, and her 25-year biotech career leading quality and manufacturing-related activities, uniquely qualify her for this expanded role. We are poised to enter a period of considerable opportunity for CytomX in which we expect to reach multiple clinical milestones for key pipeline programs over the next 12 to 18 months.”

Second Quarter Business Highlights and Recent Developments

Pipeline

•
CX-904, T-cell-engaging bispecific (TCB) targeted to EGFRxCD3, progressing towards initiation of backfill cohorts by the end of 2023 with initial Phase 1 dose escalation data anticipated in the first half of 2024 – CX-904 is a conditionally activated TCB designed to target the epidermal growth factor receptor (EGFR) on cancer cells and the CD3 receptor on T cells within the tumor microenvironment. CX-904 is partnered with Amgen in a global co-development alliance and is being evaluated by CytomX in an ongoing Phase 1 study in patients with advanced solid tumors. The primary goal of the ongoing initial dose escalation portion of the study is to assess safety and reach dose levels and exposures by the end of 2023 that support enrollment into backfill cohorts in select EGFR positive tumors. Initial Phase 1 dose escalation data for CX-904 is anticipated in the first half of 2024. Also, a decision to initiate expansion cohorts is anticipated in 2024, which will support future selection of the recommended Phase 2 dose.

•
IND filings for CX-2051 (EpCAM-directed ADC) and CX-801 (Interferon alpha-2b) expected in the fourth quarter of 2023 – CytomX’s next wave of molecules to enter the clinic leverage validated anti-cancer pathways and mechanisms of action that have historically been limited in their potential due to systemic toxicities. The molecular design of CX-2051 and CX-801 incorporated CytomX’s platform expertise and clinical learnings to optimize the predicted therapeutic index and potentially broaden the clinical utility of these promising targets through tumor localized conditional activation.

•
Continued progress in Phase 2 clinical evaluation of Bristol Myers Squibb’s Anti-CTLA-4 non-fucosylated Probody®, BMS-986288 – In Q1 2023, BMS prioritized the BMS-986288 Probody® program as its lead next-generation CTLA-4 program and advanced the program to Phase 2. BMS-986288 is a masked version of a non-fucosylated anti-CTLA-4 antibody, BMS-986218, which is designed to be a more potent version of ipilimumab (YERVOY®). The non-fucosylated Probody, BMS-986288, utilizes CytomX’s masking technology to potentially localize the potent effect of a non-fucosylated CLTA-4 antibody to tumors while reducing systemic toxicity. The Phase 2 clinical evaluation of BMS-986288 is ongoing and includes a study arm evaluating third line or later colorectal cancer. CytomX and BMS also continue to collaborate on multiple preclinical research programs.

Corporate

•
Strategic financing extends cash runway into the 2nd half of 2025 and through multiple potential clinical milestones – In July 2023, CytomX entered into an agreement with BVF Partners L.P. (“BVF”) for a private placement that resulted in initial gross proceeds of approximately $30.0 million. In the private placement, CytomX sold pre-funded warrants and accompanying tranche warrants at a combined price of $2.08 per share. CytomX also has the potential to receive up to an additional $60.0 million if all tranche warrants are fully exercised for cash.

•
Yu-Waye (Wayne) Chu, M.D., joins CytomX as Chief Medical Officer – In July 2023, CytomX announced the appointment of Yu-Waye (Wayne) Chu, M.D., as Chief Medical Officer (CMO). Dr. Chu joins CytomX with over 20 years of experience in oncology, in roles ranging from research to medicine to global clinical development. His drug development experiences have contributed to multiple approvals and span therapeutic modalities including antibody drug conjugates, checkpoint inhibitors, and bispecific immunotherapies. As CMO, Dr. Chu will oversee clinical development of the Company’s diversified portfolio of Probody® therapeutic candidates.

•
Dawn Benson promoted to Senior Vice President of Quality and Product Manufacturing – In July 2023, CytomX announced the promotion of Dawn Benson from Vice President of Quality to Senior Vice President of Quality and Product Manufacturing. Ms. Benson brings more than 25 years of CMC experience in the biotechnology industry. Prior to joining CytomX, she was the Senior Vice President, Head of Quality at Coherus BioSciences and also has held various leadership positions at Sutro Biopharma, Jazz Pharmaceuticals, VaxGen and Nabi Biopharmaceuticals (acquired by Biotest Pharmaceuticals). Ms. Benson graduated from the University of North Carolina at Wilmington with a Bachelor of Chemistry and Biology.

•
Continued progress in strategic alliances – As a core component of the company business model, CytomX has leveraged strategic partnerships to extend the reach of its science, broaden its pipeline, and bring non-dilutive capital to the company. As part of this initiative, CytomX currently has five major partnerships, including the two most recently announced partnerships with Regeneron and Moderna. CytomX continues to make progress across its partnered research activities which has extended the reach of the Company’s technology and pipeline and provides for potential to build value through the achievement of future milestones and royalties over time.

Priorities for 2023

•
CX-904 (EGFRxCD3): Continue patient enrollment and dose escalation in ongoing Phase 1 study and initiate backfill cohorts by the end of 2023
•
File 2 New INDs (wholly-owned): CX-801 (IFNa2b) and CX-2051 (EpCAM) INDs projected in the fourth quarter of 2023
•
Next-Generation CTLA-4 Program: Continued clinical progress for BMS-986288
•
CX-2029 (CD71): Determine next steps for CD71 program, including CX-2029
•
Collaborations: Continuation of drug discovery activities within R&D alliances including those with our newest collaborators, Regeneron and Moderna

Second Quarter 2023 Financial Results

Cash, cash equivalents and investments totaled $180.9 million as of June 30, 2023, compared to $204.5 million as of March 31, 2023. The cash balance as of June 30, 2023 does not include approximately $30.0 million of gross proceeds from the financing transaction that closed with BVF Partners L.P. in July of 2023.

Total revenue was $24.7 million for the three months ended June 30, 2023, compared to $12.9 million for the corresponding period in 2022 and was driven primarily by a higher percentage of completion for research programs in the Bristol Myers Squibb collaboration, partially offset by a reduction in revenue from the AbbVie collaboration as a result of termination of the AbbVie CD71 agreement in the first quarter of 2023.

Research and development expenses decreased by $10.5 million during the three months ended June 30, 2023 to $20.7 million, compared to $31.2 million for the corresponding period in 2022. The reduction in research and development expenses was primarily due to a decrease in personnel related expenses, as well as winding down of laboratory contract services and clinical study activities related to the CX-2009 and CX-2029 programs, partially offset by an increase in laboratory contract services related to IND enabling activities.

General and administrative expenses decreased by $4.3 million during the three months ended June 30, 2023 to $7.4 million, compared to $11.7 million for the corresponding period in 2022. The reduction in general and administrative expenses was primarily due to a decrease in personnel related expenses as a result of the workforce reduction in 2022 and patent related legal expenses.

Conference Call & Webcast

CytomX management will host a conference call and simultaneous webcast today at 5 p.m. EDT (2 p.m. PDT) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the company’s website.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated biologics localized to the tumor microenvironment. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engaging bispecific antibodies, and immune modulators such as cytokines and checkpoint inhibitors. CX-2029 is an investigational conditionally ADCs directed toward CD71. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutic BMS-986288, partnered with Bristol Myers Squibb, as well as CX-904, a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells, which is partnered with Amgen. In addition, CytomX has a diverse preclinical portfolio of wholly-owned assets including CX-801, an interferon alpha-2b Probody cytokine that has broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors and CX-2051, a conditionally activated ADC directed toward EpCAM, with potential applicability across multiple EpCAM-expressing epithelial cancers. CytomX has also established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2029, BMS-986288, CX-904, CX-801, and CX-2051, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of BMS-986288, and CX-904, the timing of the commencement of clinical trials or initial and ongoing data availability, and the timing of investigational new drug applications, including for CX-801 and CX-2051, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2029, BMS-986288, CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2023. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chris Ogden

SVP, Finance and Accounting

cogden@cytomx.com

Direct: (317) 767-4764

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

Stephanie.ascher@sternir.com,

212-362-1200

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues	$24,724	$12,853	$48,223	$21,893
Operating expenses:
Research and development	20,671	31,159	41,846	61,718
General and administrative	7,401	11,748	15,378	22,291
Total operating expenses	28,072	42,907	57,224	84,009
Loss from operations	(3,348)	(30,054)	(9,001)	(62,116)
Interest income	2,308	262	4,635	330
Other income (expense), net	(47)	296	(32)	309
Net loss	$(1,087)	$(29,496)	$(4,398)	$(61,477)
Other comprehensive income (loss):
Unrealized gain (loss) on short term investments, net of tax	9	(243)	25	(920)
Comprehensive loss	$(1,078)	$(29,739)	$(4,373)	$(62,397)

Net loss per share:
Basic and diluted net loss per share	$(0.02)	$(0.45)	$(0.07)	$(0.94)
Shares used in computing basic and diluted net loss per share	66,536,202	65,542,762	66,393,391	65,468,638

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$57,536	$193,650
Short-term investments	123,322	—
Accounts receivable	1,903	35,986
Prepaid expenses and other current assets	5,040	7,466
Total current assets	187,801	237,102
Property and equipment, net	4,499	5,072
Intangible assets, net	802	875
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	14,126	15,949
Other assets	91	27
Total assets	$209,185	$260,891
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,029	$2,809
Accrued liabilities	20,068	28,532
Deferred revenue, current portion	120,280	121,267
Total current liabilities	141,377	152,608
Deferred revenue, net of current portion	140,873	180,059
Operating lease liabilities - long term	11,746	13,975
Other long term liabilities	216	—
Total liabilities	294,212	346,642
Commitments and contingencies
Stockholders' equity (deficit):
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	642,214	637,117
Accumulated other comprehensive income	35	10
Accumulated deficit	(727,277)	(722,879)
Total stockholders' deficit	(85,027	(85,751)
Total liabilities and stockholders' equity (deficit)	$209,185	$260,891

__________________

(1)
The condensed balance sheet as of December 31, 2022 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.